RELEASE AND SETTLEMENT AGREEMENT- LARSON

THIS RELEASE AND SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of this 11th day of July 2007 by and among Indigo-Energy, Inc., a Nevada corporation (the “Company”) and Appalachian Technology and Transportation, Inc., a corporation; and David Larson collectively referred to as Contractor (“Contractor”), and the leadership of the majority interest of Indigo-Energy Partners, LP, (“LP”) together with the Company, the “Parties” each a “Party”).

WHEREAS, reference is made to a number of Employment Agreements (Original Agreement) between the Parties for the Contractor to provide services in exchange for fees and the issuance of stock. pursuant to which the Company and Contractor had agreed to certain terms and conditions, and more specifically, Company issued to Appalachian Technology and Transportation, Inc. ten million (10,00,000) shares of Indigo common stock (“Stock”) for future services to be performed by Contractor as described in Original Agreement;, and

WHEREAS, the Parties have agreed that it is in their best interests to modify the terms relating to the Original Agreement pursuant to the terms set forth herein; and

WHEREAS, the Company has offered and the Contractor has agreed to accept such modifications to the Original Agreement for services rendered pursuant to the terms set forth herein; and

WHEREAS, the Contractor has agreed that acceptance of such modifications to the Original Agreement shall constitute payment in full for services rendered and forever waives all right, title and interest to any further compensation by the Company;

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.  Waiver and Settlement. Effective upon the execution of this Agreement, and concurrent with the return to the Company of the signed Stock certificates for ten million shares (10,000,000) in the name of Appalachian Technology and Transportation, (Appalachian) Inc. for cancellation of five million shares (5,000,000) and re-issuance of two million shares (2,000,000) of restricted common stock in the name of Appalachian and three million shares (3,000,000) in the names per schedule A, attached, the Contractor hereby waives all rights, claims, interests and title to the Original Agreement and hereby agrees that any previous agreements or understandings between the Parties are null and void and of no further force or effect. Further, the Contractor will concurrently execute the attached Resignation Letter, in consideration for a one-time settlement and separation fee of one-hundred thousand dollars ($100,000) to be paid to Contractor, commencing with $10,000 payments on July 25, 2007 and the first of the month for August through December 2007 with a final payment not later than December 31, 2007 for which the Contractor will be responsible for his own taxes. Further, for a period of one-year, the Company acknowledges that it will compensate Contractor a Finders Fee (Fee) at a rate of five percent of the gross amount of dollars received by the Company in the form of a debenture, note or similar instrument, brought about through the sole efforts of the Contractor, said Fee to be payable within 10 days of receipt of those funds by the Company. It is understood that this Fee as a cumulative and total Fee and any other costs or fees associated with the delivery of such funding will be deducted from this Fee. The Company and the LP hereby and forever agree to indemnify Contractor against any and all claims for all of time from the Company and/or the LP or any of their members or shareholders brought about as a result of Contractors representation, services provided, and work performed from the date of the first Contractor engagement through the date of this Agreement. Further, the Company agrees to indemnify, hold harmless, and cover any expenses or judgments against Contractor from any actions, suits, or claims from Richard Haggart, Consumer Value Network, Steve White or its affiliates or assigns.

Section 2.  Release. (a) Contractor hereby waives, releases and discharges the Company, and the Company hereby waives, releases and discharges the Contractor its subsidiaries and their respective officers, directors, stockholders, employees, agents, attorneys, subsidiaries, servants, successors, insurers, affiliates and their successors and assigns, from any and all manner of action, claims, liens, demands, liabilities, causes of action, charges, complaints, suits (judicial, administrative or otherwise), damages, debts, obligations of any nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (State, Federal or local), common law and/or any other theory or basis, from the beginning of the world to the date hereof, including, but not limited to, any claim that the Contractor has asserted, now asserts or could have asserted, but not including any claim for the enforcement of this Agreement. Further, the LP hereby extend the same release and indemnity to Contractor, and the Company agrees to fully indemnify Contractor for any claims from an parties for any non-criminal actions during the terms of Contractor’s Agreement including any reasonable attorney fees that may be incurred by Contractor.

(b) It is understood and agreed by the Parties that the facts and respective assumptions of law in contemplation of which this Agreement is made may hereafter prove to be other than or different from those facts and assumptions now known, made or believed by them to be true. The Parties expressly accept and assume the risk of the facts and assumptions being different, and agree that all terms of this agreement shall be in all respects effective and not subject to termination or reclusion by any such difference in facts or assumptions of law.

Section 3.  Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective administrators, representatives, executors, successors and assigns, by reason of merger, consolidation, and/or purchase or acquisition of substantially all of the Company’s assets or otherwise.

Section 4.  Governing Law. Each Party acknowledges that it has been represented by counsel in connection with this Agreement, and has executed the same with knowledge of its consequences. This Agreement is made and entered into under Nevada law and shall be interpreted, enforced and governed under the laws of the laws of Nevada without regard to its conflicts of laws principles.

Section 5.  Paragraph Headings. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

Section 6.  Severability. Should any of the provisions of this Agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

Section 7.  Entire Agreement. This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof. All other contracts, agreements or understandings between the Parties are null and void. Without limiting the foregoing, any and all employment agreements, including all amendment and/or addendums thereto, shall be terminated and of no further force or effect, whether or not such agreements state that the same, or portions thereof, are to survive termination.

Section 8.  Counterparts. This Agreement may be executed in counterparts. Each counterpart shall be deemed an original, and when taken together with the other signed counterpart, shall constitute one fully executed Agreement.

Section 9.  Further Assurances. From and after the date hereof, the parties hereto shall take all actions, including the execution and delivery of all documents, necessary to effectuate the terms hereof.

Section 10.  Survival. All obligations of the Parties as set forth herein shall survive the execution and delivery hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be entered into as of the date first written above.

APPALACHIAN TECHNOLOGY AND TRANSPORTATION, INC.
By:
Name: David J. Larson
Title: President

STATE OF	)
ss:
COUNTY OF	)

I certify that on July __, 2007, David J. Larson personally came before and acknowledged under oath, to my satisfaction, that he is an Officer of Appalachian Technology and Transportation, Inc. (the “Corporation”), a corporation and that the foregoing instrument was signed on behalf of the Corporation by authority of its Board of Directors, and that he acknowledged said instrument to be the free act and deed of the Corporation.

Signed and sworn to before me on July __, 2007

_____________________________
Notary Public of the State of

INDIGO-ENERGY, INC.
By:
Name: Steve Durdin
Title: Director

STATE OF	)
ss:
COUNTY OF	)

I certify that on July __, 2007, Steve Durdin personally came before and acknowledged under oath, to my satisfaction, that he is an officer of INDIGO-ENERGY, INC. (the “Corporation”), a corporation of the State of Nevada and that the foregoing instrument was signed on behalf of the Corporation by authority of its Board of Directors, and that he acknowledged said instrument to be the free act and deed of the Corporation.

Signed and sworn to before me on July __, 2007

_____________________________
Notary Public of the State of

Indigo Energy-Parners, LP
By:
Name: Steve Durdin
Title: General Partner & Investment Leadership

STATE OF	)
ss:
COUNTY OF	)

I certify that on July __, 2007, Steve Durdin personally came before and acknowledged under oath, to my satisfaction, that he is an officer of INDIGO-ENERGY, PARTNERS LP. (the “LP”), a corporation and that the Agreement was signed on behalf of the Corporation by authority of its Board of Directors, and that he acknowledged said instrument to be the free act and deed of the Corporation and that (a) he is named in and personally signed this document; and (b) signed and delivered this document as his act and deed..

Signed and sworn to before me on July __, 2007

_____________________________
Notary Public of the State of

Indigo Energy-Parners, LP
James C. Walter Jr.
General Partner & Investment Leadership

______________________________
STATE OF	)
ss:
COUNTY OF	)

I certify that on July __, 2007, James C Walter, Jr. personally came before and acknowledged under oath, , to my satisfaction, that he is a General Partner of INDIGO-ENERGY, PARTNERS LP. (the “LP”), a corporation and that the Agreement was signed on behalf of the Corporation by authority of its Board of Directors, and that he acknowledged said instrument to be the free act and deed of the Corporation, and that (a) he is named in and personally signed this document; and (b) signed and delivered this document as his act and deed.

Signed and sworn to before me on July__, 2007

_____________________________
Notary Public of the State of

INDIGO-ENERGY, INC.
By:
Name: Stanley L. Teeple
Title: Secretary, Director

STATE OF	)
ss:
COUNTY OF	)

I certify that on July __, 2007, Stanley L. Teeple, personally came before and acknowledged under oath, to my satisfaction, that he is an officer and Director of INDIGO-ENERGY, INC. (the “Corporation”), a corporation of the State of Nevada and that the foregoing instrument was signed and on behalf of the Corporation by authority of its Board of Directors, and that he acknowledged said instrument to be the free act and deed of the Corporation.

Signed and sworn to before me on July __, 2007

_____________________________
Notary Public of the State of

From The Desk Of:
David Larson, CEO

Board of Directors
Indigo-Energy, Inc.
701 N. Green Valley Pkwy
Suite 200
Henderson, NV 89052

July 20, 2007

Gentlemen-

I hereby tender my resignation as President, Chief Executive Officer, and Member of the Board of Directors (Director) effective at such time as the Board of Directors may, at their sole discretion, replace me in any or all of these capacities. I will continue to serve in these capacities until noticed by the Board of Directors of the effective date of my resignation but in no case later than 31 December 2007. I am submitting this resignation without any conflict or dispute of any kind with the Company or any of its Officers or Directors.

David Larson
President
Chief Executive Officer
Director, Member of the Board of Directors

Schedule A

Partner Participant	Total Investment	Well 2 Investment	Total Investment	% of Total Invested	Shares in Gift Distribution
Jim Walter, Sr.	$800,000.00	**	$800,000.00	16.33%	489,796
Jim Walter, Jr.	$650,000.00		$650,000.00	13.27%	397,959
Steve Durdin	$600,000.00		$600,000.00	12.24%	367,347
Bill Wenzel, Jr.	$500,000.00	$200,000.00	$700,000.00	14.29%	428,571
Dennis Ramos	$300,000.00		$300,000.00	6.12%	183,673
Jim Salasin	$350,000.00		$350,000.00	7.14%	214,286
Bill Wenzel, Sr.	$300,000.00		$300,000.00	6.12%	183,673
Jerry Braatz, Sr.	$250,000.00		$250,000.00	5.10%	153,061
Jim Dunn	$200,000.00	$100,000.00	$300,000.00	6.12%	183,673
Jerry Braatz, Jr.	$150,000.00	$200,000.00	$350,000.00	7.14%	214,286
Henry Cobb	$50,000.00		$50,000.00	1.02%	30,612
Don Blatherwick	$50,000.00		$50,000.00	1.02%	30,612
JJ Johnson	$100,000.00		$100,000.00	2.04%	61,224
Bruce Muhlburger	$100,000.00		$100,000.00	2.04%	61,224

TOTAL	$4,400,000.00	$500,000.00	$4,900,000.00	100.00%	3,000,000

** Jim Walter Sr. is omitted from Well 2 calculation because of alternate deal pending